Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
March 15, 2012

The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks.  They are designed to achieve their stated investment objectives on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objectives.  The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day.  Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the applicable Index (as defined below) and of seeking daily compounding leveraged long or leveraged inverse investment results, as applicable.  Investors should actively and frequently monitor their investments in the ETNs, even intra-day.

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of ETNs. Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 25, 2009, prospectus dated March 25, 2009 (File No. 333-158199-10), to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet or pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 800-221-1037.

“Standard & Poor’s®”, “S&P®”, and “S&P GSCI®” are trademarks of are trademarks of Standard & Poor's Financial Services LLC (“S&P”) and have been licensed for use by us. The S&P GSCI®, the GSCI Sector Indices and the GSCI Component Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”). and S&P makes no representation regarding the advisability of investing in the ETNs.